Exhibit 1

ABER DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

For the

Annual and Special Meeting of Shareholders

June 6, 2007

April 16, 2007

ABER DIAMOND CORPORATION

INVITATION TO SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Directors, management and employees, we invite you to attend Aber Diamond Corporation’s Annual and Special Meeting of Shareholders on Wednesday, June 6, 2007.

The items of business to be considered at this Meeting are described in the Notice of Annual and Special Meeting and Management Proxy Circular.  No matter how many shares you hold, your participation at shareholders’ meetings is very important.  If you are unable to attend the Meeting in person, we encourage you to vote by following the voting instructions included on the proxy form.

During the Meeting, we will review Aber’s business during fiscal 2006/07 and our plans for the future.  You will also have an opportunity to ask questions and to meet your Directors and Executives.

We look forward to seeing you at the Meeting.

Sincerely,

Robert A. Gannicott	Thomas J. O’Neill
Chairman & Chief Executive Officer	President

ABER DIAMOND CORPORATION

P.O. Box 4569, Station A

Toronto, Ontario

M5W 4T9

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual and Special Meeting (the “Meeting”) of shareholders of ABER DIAMOND CORPORATION (the “Corporation”) will be held at the Toronto Board of Trade, 1 First Canadian Place, Toronto, Ontario at 10:00 a.m. (Toronto time) on Wednesday, June 6, 2007, for the following purposes:

1.	to receive the audited consolidated financial statements of the Corporation for the fiscal year ended January 31, 2007, together with the report of the auditors thereon;

2.	to elect directors;

3.	to appoint auditors and authorize the directors to fix their remuneration;

4.

to consider and, if thought fit, pass a special resolution approving the change of name of the Corporation to Harry Winston Diamond Corporation (or such other name as may be acceptable to the regulatory authorities); and

5.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The accompanying Management Proxy Circular of the Corporation provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

Shareholders who cannot attend the Meeting in person may vote by proxy.  Instructions on how to complete and return the proxy are provided with the proxy form and are described in the Management Proxy Circular.  To be valid, proxies must be received by CIBC Mellon Trust Company (“CIBC Mellon”) by mail at P.O. Box 721, Agincourt, Ontario, Canada, M1S 0A1 or by fax to (416) 368-2502, no later than 5:00 p.m. (Toronto time) on June 4, 2007, or if the Meeting is adjourned, no later than 10:00 a.m. (Toronto time) on the last business day preceding the day to which the Meeting is adjourned.

BY ORDER OF THE BOARD

Lyle R. Hepburn
Corporate Secretary
April 16, 2007

ABER DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

All information is as of April 16, 2007 and all dollar figures are in Canadian dollars, unless otherwise indicated.

Q&A ON PROXY VOTING

Q:           What am I voting on?

A:            Shareholders are voting on the election of directors to the Board of the Corporation, the appointment of auditors for the Corporation and authorizing the directors to fix the remuneration of the auditors, and the approval of a special resolution authorizing the change of the name of the Corporation to Harry Winston Diamond Corporation.

Q:           Who is entitled to vote?

A:            If you owned your shares as at the close of business on April 16, 2007, you are entitled to vote. Each Common Share is entitled to one vote on those items of business identified in the Notice of Annual and Special Meeting of Shareholders.

If you acquired your shares after April 16, 2007, you must produce properly endorsed share certificates or otherwise establish that you own the shares and must ask the Corporation no later than 5:00 p.m. (Eastern Standard Time) on May 28, 2007 that your name be included in the list of shareholders before the meeting in order to be entitled to vote these shares at the Meeting.

Q:           How do I vote?

A:            There are two ways you can vote. You may vote in person at the Meeting, in which case please read the instructions set out after the following question. If you do not plan to attend the Meeting and you are a registered shareholder you may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a shareholder, to represent you as proxyholder and vote your shares at the Meeting. If your shares are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), you will have received from your nominee either a request for voting instructions or a form of proxy for the number of shares you hold. For your shares to be voted, please follow the voting instructions provided by your nominee.

Q:           What if I plan to attend the Meeting and vote in person?

A:            If you are a registered shareholder and plan to attend the Meeting and wish to vote your shares in person at the Meeting, do not complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

If your shares are held in the name of a nominee, the Corporation may have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. Therefore, if you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy and return it by following the instructions provided to you by your nominee. Do not complete the voting instructions on the form, as you will be voting at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

Q:           Who is soliciting my proxy?

A:            The enclosed form of proxy is being solicited by the management of the Corporation and the associated costs will be borne by the Corporation. The solicitation will be made primarily by mail but may also be made by telephone, in writing or in person by employees of the Corporation.

Q:           What if I sign the form of proxy enclosed with this circular?

A:            Signing the enclosed form of proxy gives authority to Lars-Eric Johansson or Robert A. Gannicott, each of whom is a director of the Corporation, or to another person you have appointed, to vote your shares at the Meeting.

Q:           Can I appoint someone other than these directors to vote my shares?

A:            Yes. Write the name of this person, who need not be a shareholder, in the blank space provided in the form of proxy.

It is important to ensure that any other person you appoint is attending the Meeting and is aware that he or she has been appointed to vote your shares. Proxyholders should, upon arrival at the Meeting, present themselves to a representative of CIBC Mellon Trust Company.

Q:           What do I do with my completed proxy?

A:            If you are a registered shareholder, return the proxy to the Corporation’s transfer agent, CIBC Mellon Trust Company, in the envelope provided, or by fax to (416) 368-2502, so that it arrives no later than 5:00 p.m. (Eastern Standard Time) on Monday, June 4, 2007 to record your vote. If your shares are held in the name of a nominee, please follow the voting instructions provided by your nominee.

Q:           If I change my mind, can I take back my proxy once I have given it?

A:            Yes. If you change your mind and wish to revoke your proxy, prepare a written statement to this effect. The statement must be signed by you or your attorney as authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized. This statement must be delivered to the Corporate Secretary of the Corporation at the following address no later than 5:00 p.m. (Eastern Standard Time) on Monday, June 4, 2007 or to the Chairman on the day of the Meeting, June 6, 2007, or any adjournment of the Meeting.

Aber Diamond Corporation

P. O. Box 4569, Station A

Toronto, Ontario	M5W 4T9
Attention:	Lyle R. Hepburn
Fax No.:	(416) 362-2230

Q:           How will my shares be voted if I give my proxy?

A:            The persons named on the form of proxy must vote for or against or withhold from voting your shares in accordance with your directions, or you can let your proxyholder decide for you. In the absence of such directions, proxies received by management will be voted in favour of the election of directors to the Board and the appointment of auditors.

Q:           What if amendments are made to these matters or if other matters are brought before the Meeting?

A:            The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual and Special Meeting of Shareholders and with respect to other matters which may properly come before the Meeting. As of the time of printing of this Management Proxy Circular, management of the Corporation knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:           How many shares are entitled to vote?

A:            As of April 16, 2007 (the “Record Date”), there were outstanding 58,362,198 Common Shares of the Corporation. Each registered shareholder has one vote for each Common Share held at the close of business on the record date.

The following table sets forth the shareholders of record who own, or are known by the Corporation to own beneficially, control or direct more than 10% of the Common Shares of the Corporation as at the Record Date:

Name of Shareholder and Municipality of Residence	Number Of Common Shares Owned, Controlled Or Directed	% of Outstanding Common Shares

M&G Investment Management Limited London, United Kingdom	7,064,400	12.1%

BlackRock, Inc. New York, New York	5,931,836	10.2%

Q:           How will the votes be counted?

A:            Each question brought before the Meeting is determined by a majority of votes cast on the question. In the case of equal votes, the Chairman of the Meeting is entitled to a second or casting vote.

Q:           Who counts the votes?

A:            The Corporation’s transfer agent, CIBC Mellon Trust Company, counts and tabulates the proxies. This is done independently of the Corporation to preserve the confidentiality of individual shareholder votes. Proxies are referred to the Corporation only in cases where a shareholder clearly intends to communicate with management or when it is necessary to do so to meet the requirements of applicable law.

Q:           If I need to contact the transfer agent, how do I reach them?

A:            You can contact the transfer agent by mail at:

CIBC Mellon Trust Company

320 Bay Street, 3rd Floor

Toronto, Ontario	M5H 4A6
or by telephone:	(416) 643-5500 or 1-800-387-0825

BUSINESS OF THE MEETING

Financial Statements

The Consolidated Financial Statements for the year ended January 31, 2007 are included in the Annual Report, which has been mailed to shareholders with this Management Proxy Circular.

Election of Directors

The Articles of the Corporation provide that the minimum number of directors shall be three and the maximum number shall be 12. There are currently seven directors. The directors of the Corporation are elected annually and hold office until the next annual meeting of shareholders or until their successors in office are duly elected or appointed, unless a director’s office is earlier vacated in accordance with the by-laws of the Corporation or the Canada Business Corporations Act, or he or she becomes disqualified to act as a director.

The Board of Directors of the Corporation (the “Board”) has fixed the number of directors to be elected at the Meeting at seven. It is proposed that the persons set out herein be nominated for election as directors of the Corporation for the ensuing year.

Management does not contemplate that any of the persons proposed to be nominated will be unable to serve as a director. If prior to the Meeting any of such nominees is unable or unwilling to serve, the persons named in the accompanying form of proxy will vote for another nominee or nominees in their discretion if additional nominations are made at the Meeting.

The list of directors and their biographies can be found in this Management Proxy Circular on pages 8 and 9 (See “Nominees for Election to Board of Directors”). Each director’s attendance at Board and Committee meetings can be found in this Management Proxy Circular on pages 10 and 11 (See “Board of Directors Meetings Held and Attendance of Directors”).

Except as set out below, to the knowledge of the Corporation, no director of the Corporation is, or has been in the last ten years, a director or executive officer of an issuer that, while that person was acting in that capacity, (a) was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than 30 consecutive days, (b) was subject to an event that resulted, after that person ceased to be a director or executive officer, in the issuer being the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (c) or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. To the knowledge of the Corporation, in the past ten years, no director has become bankrupt, made a proposal under any legislation related to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director.

Lars-Eric Johansson recently served as the Executive Vice-President and Chief Financial Officer of Kinross Gold Corporation, a reporting issuer in Ontario, British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland. Kinross was subject to a management cease trading order issued by the Ontario Securities Commission on April 1, 2005 for failure to file its annual financial statements.  Kinross became current in its filings on February 22, 2006, and the management cease trading order was lifted on that date.

Appointment of Auditors

Shareholders will be asked to vote for the reappointment of KPMG LLP, as auditors for the Corporation for the ensuing year, and to authorize the directors of the Corporation to fix their remuneration.

Fees paid to KPMG LLP during the years ended January 31, 2007 and 2006 were as follows:

	2007	2006
Audit Fees(1)	$1,734,632	$883,520
Audit Related Fees(2)	$89,848	$127,340
Tax Fees(3)	$196,980	$261,060
All other Fees(4)	$7,000	$5,000
(1)	Includes audit and review services. In fiscal 2007, the KPMG fees include an integrated audit approach and SOX 404 opinion;
(2)	Includes various audit services required as per legal obligations. In fiscal 2006, the fees included SOX 404 performed by KPMG.
(3)	Primarily tax advisory services.
(4)	Review of annual meeting materials.

The Audit Committee has considered whether the magnitude and nature of these services is compatible with maintaining the independence of the external auditors and has determined that the independence of the external auditors is maintained.

Change of Corporate Name

It is proposed that the name of the Corporation be changed to Harry Winston Diamond Corporation.  Aber concluded its purchase of 100% interest of Harry Winston, Inc., the premier fine jewelry and watch retailer, on September 29, 2006.  Management of the Corporation believes that this name will better reflect the nature of the Corporation’s activities, and in particular the broadening of the Corporation’s focus to include both retail and mining segments of the diamond industry.  It is also believed that such a name will allow the Company to attract broader media coverage and interest due to the wider recognition of the Harry Winston brand name.  At the Meeting, shareholders will be asked to approve a special resolution authorizing the amendment of the Articles of the Corporation to change the name to Harry Winston Diamond Corporation, or to such other similar name as may be acceptable to the Director appointed under the Canada Business Corporations Act and to such other regulatory authorities having jurisdiction.  The affirmative vote of at least two-thirds of the votes cast on this matter is required to approve the special resolution.

Other Matters

Management does not know of any other matters to be presented to the Meeting.  If other matters should be properly presented at the Meeting, the persons named in the accompanying form of proxy will vote the Common Shares represented by such proxy with respect to such matters in accordance with their best judgment.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Name of Director	Biography
Robert A. Gannicott Chairman and Chief Executive Officer Director since June 19, 1992 Common Shares(1): 759,720 Stock Options: 979,330 Value of Shares(5): $32,705,946 Value of Options(6): $24,109,056

Robert A. Gannicott, age 59, of Toronto, Ontario, Canada, was appointed the President and Chief Executive Officer of the Corporation in September 1999. Upon the appointment of Mr. O’Neill as President on April 15, 2004, Mr. Gannicott continued his duties as Chief Executive Officer and was appointed Chairman of the Board on June 22, 2004. A geologist, Mr. Gannicott has worked extensively in the Northwest Territories and in Greenland. He has recently chaired the CIM/OSC Diamond Exploration Disclosure Committee.

Lars-Eric Johansson(2)(4) Director since June 2, 2003 Common Shares(1): Nil Stock Options: 15,000 Deferred Share Units: 9,121 Value of Shares(5): $392,659 Value of Options(6): $219,600

Lars-Eric Johansson, age 60, of London, England, recently served as Executive Vice-President and Chief Financial Officer of Kinross Gold Corporation. Prior to that, Mr. Johansson served as Special Advisor on Project Financing to Falconbridge Limited’s Koniambo nickel project in New Caledonia and served as the Executive Vice-President and Chief Financial Officer of Noranda Inc. Mr. Johansson is Chairman of the Board of Forsbecks AB, Sweden and a director of Golden Star Resources Ltd., Niocan Inc. and Canadian Solar Inc.

Lyndon Lea(3)(4) Director since December 3, 2004 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 8,386 Value of Shares(5): $361,017

Lyndon Lea, age 38, of London, England, is a founding partner of Lion Capital and is responsible for its management. Prior to founding Lion Capital in 2004, he was a partner of Hicks, Muse, Tate & Furst whose European business he co-founded in 1998. Mr. Lea currently serves on the boards of Yell Group plc, Weetabix Limited, Wagamama Group Limited, Orangina B.V., Kettle Foods Group and American Safety Razor Company.

Laurent E. Mommeja(2)(3) Director since June 22, 2004 Common Shares: (1) Nil Stock Options: Nil Deferred Share Units: 4,202 Value of Shares(5): $180,896

Laurent E. Mommeja, age 50, of Paris, France, was appointed the Chief Executive Officer and President of Castille Investments, a subsidiary of Hermes International, in June, 2005. Prior to his appointment, Mr. Mommeja was the General Manager and Director of Europe and the Middle East for Hermes International as of January, 2001. Prior to this, he was the Chief Executive Officer and President of Hermes of Paris Inc., a US subsidiary of Hermes International.

Thomas J. O’Neill President Director since July 22, 2002 Common Shares(1): Nil Stock Options: 135,000 Value of Options(6): $110,000

Thomas J. O’Neill, age 54, of Paris, France, was appointed the President of the Corporation and Chief Executive Officer of the Corporation’s subsidiaries, Harry Winston, Inc. and H.W. Holdings, Inc., on April 15, 2004. Prior to his appointment, Mr. O’Neill was a director and President Worldwide, Burberry Group plc, a British retailer and luxury goods company. Mr. O’Neill’s career in luxury retailing includes senior executive positions with Tiffany & Co, Louis Vuitton and LVMH. He is a director of C & J Clark Limited, U.K.

Name of Director	Biography
J. Roger B. Phillimore Director since November 17, 1994 Common Shares: 25,000 Stock Options: 90,000 Deferred Share Units: 22,481 Value of Shares(5): $2,044,057 Value of Options(6): $2,025,100

J. Roger B. Phillimore, age 57, of London, England, is a corporate director and advisor to companies primarily in the natural resource industry. He is the Deputy Chairman of Lonmin plc, a mining corporation based in Britain. Prior to 1993, he was Joint Managing Director of Minorco S.A.

John M. Willson(2)(3)(4) Director since January 25, 2005 Common Shares(1): 2,000 Stock Options: Nil Deferred Share Units: 6,540 Value of Shares(5): $281,547

John M. Willson, age 67, of Vancouver, British Columbia, Canada, is a corporate director and currently serves as a director of Nexen Inc., Finning International Inc., Pan American Silver Corp. and Garaventa (Canada) Ltd. Mr. Willson served as President and Chief Executive Officer of Placer Dome Inc. from 1993 to 2000.

(1)

“Common Shares” refers to the number of Common Shares of the Corporation owned by each nominee for election as director and includes all Common Shares beneficially owned, directly or indirectly, or over which such nominee exercised control or direction. Such information, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

(2)	Member of the Audit Committee.
(3)	Member of the Human Resources and Compensation Committee.
(4)	Member of the Corporate Governance Committee.
(5)

“Value of Shares” represents the total market value of the Common Shares and deferred share units (“DSUs”) held by each nominee. Value is determined by multiplying the number of Common Shares and DSUs held by each nominee as of March 30, 2007 by the closing price of the Corporation’s Common Shares on The Toronto Stock Exchange (the “TSX”) on such date ($43.05) (in this section the “Closing Price”).

(6)

“Value of Options” represents the total market value of the unexercised stock options held by each nominee. The value is determined by multiplying the number of unexercised options held by each nominee as of March 30, 2007 by the difference between the Closing Price on the TSX and the exercise price of such options.

Compensation of Directors

The Corporation’s policy with respect to directors’ compensation was developed by the Corporate Governance Committee with reference to comparative data and recommendations of the Corporation’s compensation consultants.

During the fiscal year ended January 31, 2007, each director was paid an annual retainer of $60,000.00, which was paid in semi-annual installments. The Chairman of the Audit Committee was paid an annual retainer of $15,000.00 and the Chairmen of the Corporate Governance Committee and the Human Resources & Compensation Committee were each paid an annual retainer of $5,000.00.  Non-executive directors were paid $1,500.00 per meeting of the Board or any Committee of the Corporation for which they attended in person or participated in by conference call, with an extra meeting fee of $1,500.00 for directors who traveled from out of the province. Directors were also entitled to be reimbursed for all travel and out-of-pockets costs properly incurred in carrying out their duties as directors.

Effective as of February 1, 2004, the Corporation adopted a Deferred Share Unit Plan (the “DSU Plan”) for its directors. During the fiscal year ended January 31, 2007, non-executive directors received an annual grant of 1,000 DSUs under the DSU Plan.  The value of the grant of DSUs to each non-executive director was $46,750 based upon a share price of $46.75 on February 1, 2006.  On January 16, 2007, the Corporate Governance Committee approved an increase of 500 to the initial and annual grants of DSUs issued to non-executive directors.  Effective February 1, 2007, non-executive directors will receive an initial grant of 2,500 DSUs when they are first appointed to the Board, and an annual grant of 1,500 DSUs at the beginning of each fiscal year thereafter.

DSUs granted under the DSU Plan vest immediately, but are only redeemable upon retirement or death. Directors may also elect to take all or a portion of their annual retainer and meeting fees in the form of DSUs. When a dividend is paid on the Corporation’s Common Shares, each director’s DSU account is allocated additional DSUs equal in value to the dividend paid on an equivalent number of the Corporation’s Common Shares. The value of the DSUs credited to a director is payable after he or she ceases to serve as a director of the Corporation. The value is calculated by multiplying the number of DSUs in the director’s account by the market value of a Common Share of the Corporation to the time of payment. With the introduction of the DSU Plan, a decision was made to discontinue stock option grants to the non-executive directors.

The Corporation has adopted share ownership guidelines for directors, requiring each director to own Common Shares of the Corporation, or hold DSUs, having a value of $200,000, within five years of joining the Board.

In addition to his regular director’s compensation, J. Roger B. Phillimore was paid $275,000 during the fiscal year in respect of consulting services in accordance with a consulting agreement dated September 1, 1999.  Mr. Phillimore was also granted 2,000 DSUs in the fiscal year in respect of services performed on behalf of the Corporation, in addition to his regular director’s remuneration.  The value of Mr. Phillimore’s grant was $93,500 based upon a share price of $46.75 on February 1, 2006

Non-Executive Director Compensation for Period Ended January 31, 2007

Directors(1)	Board Retainer ($)	Committee Chair Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Travel Fees ($)	% of Retainer & Meeting Fees Taken in DSUs	Value of DSUs ($)	Other Fees ($)	Total ($)
Lars-Eric Johansson	60,000	20,000	7,500	10,500	4,500	100%	46,750	-	149,250
Lyndon Lea	60,000	-	7,500	9,000	7,500	100%	46,750	-	130,750
Laurent E. Mommeja	60,000	-	6,000	10,500	6,000	0%	46,750	-	129,250
J. Roger B. Phillimore	60,000	-	7,500	-	7,500	100%	140,250	275,000(2)	490,250
John M. Willson(3)	60,000	5,000	6,000	10,500	6,000	50%	46,750	-	134,250

(1)	The Chairman and Chief Executive Officer, Robert A. Gannicott, and the President, Thomas J. O’Neill, did not receive any compensation for serving as directors of the Corporation.
(2)	Fees in respect of consulting services which are paid in cash on a monthly basis.
(3)	Mr. Willson was appointed to the Audit Committee effective September 6, 2006.

BOARD OF DIRECTORS MEETINGS HELD AND ATTENDANCE OF DIRECTORS

The information presented below reflects meetings of the Board of Directors and Committees held and attendance of the directors proposed for election for the fiscal year ended January 31, 2007.  Robert A. Gannicott, Chief Executive Officer of the Corporation, and Thomas J. O’Neill, President of the Corporation, were not members of any of the Corporation’s Committees during the year.

Summary of Board and Committee Meetings Held

Meetings
Board of Directors:	5
Audit Committee:	5
Corporate Governance Committee:	2
Human Resources and Compensation Committee:	4

Summary of Attendance of Directors

Committee Meetings Attended
	Board Meetings Attended	Audit	Corporate Governance	Human Resources and Compensation
Robert A. Gannicott	5/5	N/A	N/A	N/A
Lars-Eric Johansson	5/5	5/5	2/2	N/A
Lyndon Lea	5/5	N/A	2/2	4/4
Laurent E. Mommeja	4/5	4/5	N/A	3/4
Thomas J. O’Neill	5/5	N/A	N/A	N/A
J. Roger B. Phillimore	5/5	N/A	N/A	N/A
John M. Willson(1)	4/5	2/3	1/2	4/4

(1)   Mr. Willson was appointed to the Audit Committee effective September 6, 2006.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as described in this section, no informed person of the Corporation, proposed director of the Corporation and no associate or affiliate of such informed person or proposed director has any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s last completed fiscal year or in any proposed transaction, which, in either case, has materially affected or would materially affect the Corporation or any of its subsidiaries.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation maintains a directors’ and officers’ liability insurance policy with a policy limit of US$30,000,000 that is subject to deductibles between US$100,000 and US$500,000.  The policy is renewed annually. The current policy has an annual premium of US$573,303 and expires September 1, 2007

The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of the Corporation and its subsidiaries. The policy also provides protection to the Corporation for claims made against directors and officers for which the Corporation has granted directors and officers indemnity, as is required or permitted under applicable statutory or by-law provisions.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As of the date hereof, no director, executive officer or senior officer of the Corporation, or proposed nominee for election as director, or any of their respective associates, is indebted to the Corporation or any of its subsidiaries or has indebtedness to another entity which has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

CORPORATE GOVERNANCE DISCLOSURE

The Corporation is listed both on the TSX and on NASDAQ.  As such, the Corporation is required to comply with the Sarbanes-Oxley Act of 2002, the rules adopted by the United States Securities and Exchange Commission (“SEC”) pursuant to that Act and the NASDAQ corporate governance rules (the “NASDAQ Rules”) as they apply to foreign private issuers. The Canadian Securities Administrators (“CSA”) has also recently adopted rules relating to audit committees and disclosure of corporate governance practices under Multilateral Instrument 52-110 – Audit Committees (“MI52-110”) and National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI58-101”).

The Corporation has complied with Section 5.1 of MI52-110 and the disclosure required by Form 52-110F1 is included in the Corporation’s Annual Information Form under Item 8 – Audit Committee.

The Corporation has amended its governance practice as regulatory changes have come into effect in recent years and will continue to follow regulatory changes and consider amendments to its governance practices as appropriate.  The disclosure required pursuant to Form 58-101F1 of NI58-101 is set out in Schedule 1 of this Management Proxy Circular.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to the quality and integrity of financial information, reporting disclosure, risk management, the performance, qualifications and independence of the external auditor, the performance of the internal audit function, and legal and regulatory compliance.

In 2007, the Audit Committee and the Corporate Governance Committee reviewed the Audit Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation’s securities are listed.  These recommendations were approved by the Audit Committee on March 25, 2007.  The Charter is attached as Appendix 1 to the Corporation’s Annual Information Form and is available on the Corporation’s website.

To assist in the timely fulfillment of its Charter, the Audit Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

•

reviewed with management and the external auditors the Corporation’s Quarterly and Annual Financial Statements and Management’s Discussion and Analysis. The Committee approved the Corporation’s Quarterly Financial Statements and accompanying Management’s Discussion and Analysis, and approved and recommended for approval by the Board the other documents. The Committee concluded that these documents were complete, and fairly presented in accordance with generally accepted accounting principals that were consistently applied.

•

arranged for and reviewed the reports provided to the Committee by management and the external auditors on the Corporation’s internal control environment as it pertains to the Corporation’s financial reporting process and controls;

•	reviewed and discussed significant financial risks or exposures and assessed the steps management had taken to monitor, control, report and mitigate such risks to the Corporation;
•	reviewed the effectiveness of the overall process for identifying the principal risks affecting the achievement of business plans, and provided the Committee’s view to the Board;
•

reviewed legal and regulatory matters that could have a material impact on the interim or annual financial statements, related corporation compliance policies, and programs and reports received from regulators or governmental agencies;

•	reviewed policies and practices with respect to hedging activities;
•	met on a regular basis with the external auditors without management present, and arranged for the external auditors to be available to attend Committee meetings;
•

reviewed and discussed with the external auditors all significant relationships that the external auditors and their affiliates had with the Corporation and its affiliates in order to determine the external auditors’ independence; and

•

reviewed and evaluated the performance of the external auditors and the lead partner of the external auditors’ team, made a recommendation to the Board regarding the reappointment of the external auditors at the annual meeting of the Corporation’s shareholders, the terms of engagement of the external auditors, together with their proposed fees, external audit plans and results, and the engagement of the external auditors to perform non-audit services, together with the fees therefor, and the impact thereof, on the independence of the external auditors.

The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2007.

On behalf of the members of the Audit Committee:  Lars-Eric Johansson (Chairman), Laurent E. Mommeja and John M. Willson.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The primary functions of the Human Resources and Compensation Committee are to assist the Board in carrying out its responsibilities by reviewing compensation and human resources issues and to make recommendations to the Board as appropriate.

In 2007, the Human Resources and Compensation Committee and the Corporate Governance Committee reviewed the Human Resources and Compensation Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation’s securities are listed.  These recommendations were approved by the Human Resources and Compensation Committee on January 22, 2007.  The Charter is available on the Corporation’s website.

To assist in the timely fulfillment of its Charter, the Human Resources and Compensation Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

•              Reviewed and submitted to the Board:

•                                          The Corporation’s overall executive compensation strategy;

•                                          The corporate compensation plan and benefit plans including proposed salary ranges, bonuses, stock options, Restricted Share Units, and any other form of compensation;

•                                          The Chief Executive Officer’s recommendation for salaries, budgets, organization and manpower plans, and succession planning;

•                                          Performance appraisals and overall compensation as recommended by the Chief Executive Officer for senior officers.

•                                          After consultation with the Chief Executive Officer, the appointment of new officers.

•                                          The compensation of the Chief Executive Officer.

•              Approved and reported to the Board:

•                                          The terms of employment contracts with senior management, including termination benefits.

•                                          The granting of restricted share units (“RSUs”) pursuant to a Restricted Share Unit Plan (the “RSU Plan”)

•              Approved its report for disclosure in the Management Proxy Circular on Executive Compensation.

•              Reviewed and assessed management development programs to enhance individual effectiveness and preparedness for greater responsibilities.

•              Reviewed its performance, and reported to the Board thereon.

The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2007.

On behalf of the members of Human Resources and Compensation Committee:  John M. Willson (Chairman), Laurent E. Mommeja and Lyndon Lea.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The mandate of the Corporate Governance Committee is to manage the corporate governance system for the Board and to assist the Board in fulfilling its duty to meet the applicable legal, regulatory and self-regulatory business principles and codes of best practice of corporate behaviour and conduct.

In 2007, the Corporate Governance Committee reviewed its Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation’s securities are listed.  These recommendations were approved by the Board on January 16, 2007.  The Charter is available on the Corporation’s website.

To assist in the timely fulfillment of its Charter, the Corporate Governance Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

•              Monitored the effectiveness of the corporate governance system regularly and recommended changes to the Board.

•              Reviewed polices governing Board size, composition, selection criteria and nominating process.

•              Reviewed director compensation and made recommendations to the Board.

•              Reviewed its charter and submitted it to the Board for approval.

•              Reviewed and submitted to the Board for approval:

•              Charter for the Audit Committee;

•              Charter for the Human Resources & Compensation Committee;

•              Guidelines and responsibilities for the Board of Directors;

•              Guidelines and responsibilities for the Lead Director of the Board;

•              Guidelines and responsibilities for the Chairman of the Board and Chief Executive Officer;

•              Mandate/Position description for the Committee Chairman;

•              Policy on corporate disclosure, confidentiality and employee trading;

•              Policy on trading in Aber Diamond Corporation’s securities;

•              Corporate Security Policy;

•              Whistleblower Protection Policy; and

•              Code of Ethics and Business Conduct.

•                                          Reviewed the DSU policy and awarded DSUs.

•                                          Reviewed the retirement age for the directors.

•                                          Prepared for disclosure to shareholders a report which describes the Corporation’s governance practices.

•                                          Reviewed the credentials of nominees for re-election as directors against criteria and conflicts of interest, changes in occupation and issues of independence.

•                                          Recommended to the Board candidates for nomination for election as directors based on selection criteria and individual characteristics.

•                                          Recommended to the Board the allocation of Board members to the various Committees of the Board.

•                                          Reviewed succession planning for the Chief Executive Officer and made recommendations to the Board.

•                                          Considered the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual members.

•                                          Determined orientation and education programs for new Board members and continued development of all members of the Board.

The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2007.

On behalf of the members of the Corporate Governance Committee:  Lars-Eric Johansson (Chairman), Lyndon Lea and John M. Willson.

STATEMENT OF EXECUTIVE COMPENSATION

Executive Compensation

The compensation of the Chief Executive Officer, the Chief Financial Officer and the three Named Executive Officers of the Corporation, as defined in Form 51-102F6 – Statement of Executive Compensation of National Instrument 51-102 – Continuous Disclosure Obligations, who were serving at the fiscal year ended January 31, 2007 is set out in the Summary Compensation Table below.

Summary Compensation Table

The following table sets forth the compensation awarded, paid to or earned by the Corporation’s Named Executive Officers during the three most recently completed fiscal years ended January 31, 2007. Thomas J. O’Neill, has an executive position with the Corporation and with its subsidiary, Harry Winston, Inc.  Ronald Winston has an executive position with Harry Winston, Inc. On April 2, 2004, the Corporation acquired 51% of the outstanding shares of HW Holdings, Inc., and subsequently increased its interest to 52.83% as a result of a minority shareholder not making additional capital contributions.  On September 29, 2006, the Corporation acquired the remaining 47.17% of the outstanding shares of HW Holdings, Inc., which in turn owns 100% of the outstanding shares of Harry Winston, Inc.

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Other Annual Compensation ($)(1)	Securities Under Options/SARs Granted (#)	Restricted Shares or Restricted Share Units ($)(5)	LTIP Payouts ($)	All Other Compensation ($)(6)
Robert A. Gannicott(7)(8) Chief Executive Officer	2007 2006 2005	900,000 840,000 800,000	850,000 952,500 800,000	Nil Nil Nil	Nil Nil 110,000	465,300 Nil 1,600,000	Nil Nil Nil	62,220 50,986 3,095
Alice Murphy Chief Financial Officer	2007 2006 2005	394,000 386,250 375,000	148,000 154,500 150,000	Nil Nil Nil	Nil Nil Nil	Nil 104,725 82,400	Nil Nil Nil	5,714 5,815 366
Thomas J. O’Neill(2)(7) President of the Corporation and Chief Executive Officer of Harry Winston, Inc.	2007 2006 2005	1,135,933 1,200,520 751,858	567,967 665,448 590,316	Nil Nil Nil	Nil Nil 100,000	514,250 460,790 453,200	Nil Nil Nil	41,314 28,424 280,398
Ronald Winston(3) Chairman of Harry Winston, Inc.	2007 2006 2005	851,950 1,205,734 1,074,083	Nil Nil Nil	135,349 175,458 195,723	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil 128,890
James Pounds (4) Senior Vice-President Diamond Management	2007 2006 2005	525,000 508,544 484,473	273,000 190,000 141,574	Nil Nil Nil	Nil Nil Nil	232,650 116,300 103,000	Nil Nil Nil	12,517 6,466 453

(1)

The other annual compensation for Ronald Winston represents US$38,152 related to allowances for life insurance and an automobile lease with related costs in each of 2005 to 2007. In addition Mr. Winston earned a fee of US$81,000 in 2007, US$108,000 in 2006 and US$90,000 in 2005 for services rendered under a Management Agreement with Harry Winston, Inc. and HW Holdings, Inc for advisory services provided by Mr. Winston as a shareholder of HW Holdings, Inc. Perquisites and other personal benefits for the other Named Executive Officers are not included since they do not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for the Named Executive Officers.

(2)	Thomas J. O’Neill was appointed President on April 15, 2004. Mr. O’Neill was also appointed Chief Executive Officer of Harry Winston, Inc. on the same date.
(3)	Harry Winston, Inc. became a subsidiary of the Corporation on April 2, 2004 and, accordingly, the compensation for Ronald Winston in 2005 is reported on a pro rata basis.
(4)	On June 3, 2003, James Pounds was appointed Vice-President of Sales of the Corporation. His titled was changed to Senior Vice-President of the Corporation on April 5, 2004.
(5)

The amounts shown for each Named Executive Officer, other than as provided below, represent the value of RSUs awarded under the Corporation’s RSU Plan on the day the RSUs are awarded. The value for 2005 was determined based on a share price of $41.20 on April 5, 2004. The value for 2006 was determined based on a share price of $41.89 on February 1, 2005. The value for 2007 for Thomas J. O’Neill was determined based on a share price of $46.75 on February 1, 2006. The value for 2007 for the other Named Executive Officers was based on a share price of $46.53 on March 14, 2006. These RSUs vest and are paid out at the end of three years. Details of the RSU Plan can be found in the Human Resources and Compensation Committee’s Report on Executive Compensation. The amount shown for Robert A. Gannicott in 2005 represents 16,990 RSUs, based on a share price of $41.20, awarded to him in the fiscal year, and a mid-term bonus of $900,000, awarded in the form of 22,500 RSUs based on a share price of $40.00. The 16,990 RSUs vest and are paid out at the end of three years. The 22,500 RSUs vest and are paid out upon the death or disability of Mr. Gannicott, or, at his option, upon his ceasing to be employed by the Corporation, or upon a change of control. The 22,500 RSUs are subject to increase or decrease determined by multiplying the original grant of 22,500 RSUs by the percentage increase or decrease in the value of Harry Winston, Inc. from the date it became a subsidiary of the Corporation to the date of payment. The amounts shown for Mr. O’Neill represent 11,000 RSUs granted to him each year pursuant to his employment agreement. The table below shows the number of RSUs outstanding for each Named Executive Officer, and their value at January 31, 2007.

RESTRICTED SHARE UNITS OUTSTANDING AS OF JANUARY 31, 2007

Name	Number of Units	Value
Robert A. Gannicott	52,034	$2,359,742
Alice Murphy	4,760	$215,866
Thomas J. O’Neill	34,571	$1,567,795
Ronald Winston	Nil	N/A
James Pounds	10,426	$472,819

The table below shows the number of RSUs granted in the fiscal year. The payout value will be based upon the 5 day average closing price of the Corporation’s Common Shares prior to the payout date and will include accumulated dividend equivalents automatically credited.

RESTRICTED SHARE UNIT AWARDS GRANTED

Name	Units Granted	Period until Payout
Robert A. Gannicott	10,000	3 years
Alice Murphy	Nil	N/A
Thomas J. O’Neill	11,000	3 years
Ronald Winston	Nil	N/A
James Pounds	5,000	3 years

(6)

The amounts shown for Thomas J. O’Neill represent a signing bonus of $268,100 in 2005, that compensated Mr. O’Neill for amounts that were due to be paid by his previous employer, and RSUs in 2005 in the value of $1,995 based on nominal equivalents of dividends on the Corporation’s Common Shares. Mr. O’Neill’s executive employment agreement provides for the payment of deferred compensation in the amount of US$5,000,000 to compensate him for the loss of the long term incentive benefits that he held with his previous employer, vesting over a three year period commencing July 1, 2004, which may be placed in a deferral account at the option of Mr. O’Neill. Mr. O’Neill’s executive employment agreement also provides him with the opportunity to earn an amount equal to the 4% of the increase in the value of Harry Winston, Inc. from the time it became a subsidiary of the Corporation (more fully discussed in this Management Proxy Circular under “Long Term Incentive – Phantom Equity” on page 20). Ronald Winston received a one-time fee in 2005 of US$100,000 under a Management Agreement with Harry Winston, Inc. and HW Holdings, Inc. in consideration for Services provided by Mr. Winston as a shareholder of HW Holdings, Inc. The amounts shown for the other Named Executive Officers represent the value of additional RSUs awarded based on nominal equivalents of dividends on the Corporation’s Common Shares.

(7)

Subsequent to the mailing of the Management Proxy Circular of the Corporation dated April 17, 2006, additional bonuses were awarded. The amounts disclosed in fiscal 2006 have been adjusted for the following increases: Robert Gannicott from $840,000 to $952,500 and Thomas J. O’Neill from US$500,000 to US$554,300.

(8)

The total value of the annual compensation for the Chief Executive Officer, Robert A. Gannicott, consisting of salary, bonus, RSUs and additional RSUs awarded based on nominal equivalents of dividends of the Corporation’s Common Shares, was $2,277,520.00.

Options Grants

There were no options granted to the Corporation’s Named Executive Officers during the most recently completed fiscal year.

Option Exercises and Year-end Option Values

The following table sets forth any exercises of, and the year-end value of, incentive stock options held by the Corporation’s Named Executive Officers.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED

FISCAL YEAR AND FISCAL YEAR-ENDED OPTION VALUES

			Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(1)
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Robert A. Gannicott	Nil	N/A	899,330	80,000	25,674,515	687,000
Alice Murphy	Nil	N/A	75,000	25,000	401,250	133,750
Thomas J. O’Neill	Nil	N/A	85,000	50,000	859,700	170,000
Ronald Winston	Nil	N/A	Nil	Nil	0	0
James Pounds	Nil	N/A	57,500	2,500	1,029,250	47,250

(1)   Based on the last trade of the Common Shares on the TSX prior to the close of business on January 31, 2007, of $45.35.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of January 31, 2007, concerning options outstanding pursuant to the Corporation’s existing stock option plan, which has been approved by the shareholders of the Corporation and which is the only compensation plan of the Corporation under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Common Shares remaining available for future issuance under the stock option plan
Stock Option Plan	1,631,163	$23.43	389,402
Equity compensation plans not approved by shareholders	Nil	Nil	Nil
Total	1,631,163	$23.43	389,402

Employment Contracts

The Corporation has executive employment agreements with Robert A. Gannicott, Thomas J. O’Neill, Alice Murphy, Ronald Winston and James Pounds. The compensation set out in the Summary Compensation Table reflects the compensation levels contained in the various agreements, subject to periodic review by the Human Resources and Compensation Committee.

Robert A. Gannicott’s executive employment agreement provides that if his employment is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal to three times his annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to three times the greater of: (a) his last year’s bonus; or (b) the average of his bonuses for the last two fiscal periods.

Thomas J. O’Neill’s executive employment agreement provides that if his employment is terminated without cause he will be entitled to receive a payment equal to three years annual base salary in effect on the date of termination.

Alice Murphy’s executive employment agreement provides that if her employment is terminated without just cause, or if she elects to terminate the agreement within six months of a change in control, she will be entitled to receive a payment equal to two times her annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to two times the greater of: (a) her last year’s bonus; or (b) the average of her bonuses for the last two fiscal periods.

Ronald Winston’s executive employment agreement is a five year contract dated from March 31, 2004 that provides for (a) an annual base salary of US$1,000,000 until December 31, 2006, and US$750,000 thereafter; and (b) health benefits.  His agreement further provides that if his employment is terminated without cause, he will be entitled to receive a payment equal to his then current annual base salary for the remainder of the contract period, but in any event not less than one year of the current annual base salary.

James Pounds executive employment agreement provides that if his employment is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal to two times his gross annual salary at the rate in effect immediately prior to the date of termination, plus an amount equal to two times the greater of: (a) his last year’s bonus; or (b) the average of his bonuses for the last two fiscal periods.

Human Resources and Compensation Committee Report on Executive Compensation

The Corporation’s policy for determining executive compensation is based on the following fundamental principles:

•              Management’s fundamental objective is to maximize long term shareholder value;

•              Performance is the key determinant of pay for executive officers; and

•              The executive officers have clear management accountabilities.

The pivotal and continuing theme of the Corporation’s compensation policy has been to tie remuneration to the financial performance of the Corporation and the enhancement of shareholder value.  This underlies the need to attract, retain and motivate outstanding executive talent.

In determining compensation for senior executives, the Corporation considers the compensation practices of companies that operate in similar industries and/or that are comparable in size and with whom the Corporation competes for executive talent.  This competitive information is provided by external consultants retained by the Corporation.  Subject to the discretion of the Human Resources and Compensation Committee and the Board, the Corporation seeks to position total compensation, when planned results are achieved, for its executives, including base salary, annual and long-term incentives competitively with that paid by the comparator group, for positions with equivalent responsibilities and scope.

Compensation is comprised of five main components: base salary, annual incentive, mid-term incentive, long-term incentive and benefits.  The Human Resources and Compensation Committee annually reviews each component and relevant competitive factors and makes recommendations based on individual performance, taking into account leadership abilities, retention risk and succession plans.

In 2004, the Human Resources and Compensation Committee engaged Towers Perrin to gather information and opine on the Corporation’s compensation practices vs. comparators. The report provided by Towers Perrin assisted the Committee in setting bonuses for the fiscal period ended January 31, 2005, and the granting of mid-term and long-term incentives. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than information and recommendations provided by Towers Perrin.

The Human Resources and Compensation Committee engaged Hewitt Associates LLC as an independent consultant to provide the Committee with support on executive compensation.  Hewitt Associates LLC provided such services for the fiscal periods of the Corporation commencing February 1, 2006 and February 1, 2007, including:

•              Compensation philosophy development;

•              Market data and other market intelligence;

•              Compensation plan design support;

•              Governance and regulatory practices/requirements input; and

•              Assistance in facilitating the management of executive compensation and the execution of the Committee’s mandate.

The Corporation paid Hewitt Associates LLC fees in the amount of $25,017 (inclusive of GST) for the financial year ended January 31, 2007 in connection with the above-noted services.

Base Salaries

Base salaries are established according to the criteria set forth above.

Annual Bonus Incentive

Along with the establishment of competitive base salaries and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize high levels of performance by linking achievement of specific goals with variable compensation in the form of annual bonus awards.

The bonus opportunity is established and adjusted, as required, to remain competitive with the Corporation’s comparator group of companies.  Target bonus awards range from 30% to 100% of base salary for the executive group.  Actual bonus compensation for executive officers is determined on the basis of corporate and individual performance.

Mid-term Incentives - RSUs

On April 5, 2004, the Corporation adopted the RSU Plan for employees under which regular employees of the Corporation and its subsidiaries may be granted restricted share units (“RSUs”). The RSU Plan provides compensation opportunities that facilitate recruitment and retention and promote alignment of interest between employees and shareholders of the Corporation.

Under the RSU Plan, selected employees receive an award of RSUs. The RSUs accumulate additional units based on nominal equivalents of dividends of the Corporation’s Common Shares. The RSUs vest and are redeemable on the settlement date determined by the Human Resources & Compensation Committee which may not end later than December 31st, of the third calendar year following the award date. The vesting of RSUs can occur in the case of death, retirement or change of control. The redemption value for a RSU is the five day average closing price of a Common Share of the Corporation prior to the redemption date.

In addition to the mid-term incentive grants of RSUs, the RSU Plan provides that selected employees may elect to receive up to 100% of the employee’s short-term incentive compensation in the form of RSUs. These RSUs are treated in the same manner as the mid-term incentive RSUs, except that they are vested at the time they are granted to the employee.

Long-Term Incentive – Stock Options

Prior to April, 2004, the Corporation relied on the grant of stock options to align management interest with shareholder value.  Grant ranges are established independently each year to provide competitive long-term incentive value with that provided by the comparator group, with significant recognition of contribution and potential in the individual awards.  The options have a ten-year term and an exercise price equal to fair market value at the time of grant. With the introduction of the RSU Plan in April, 2004, significantly less reliance has been placed on the grant of stock options as a form of incentive compensation.

The Corporation currently has in place a stock option plan, which was approved by the shareholders of the Corporation on July 27, 2000 and amended by the Shareholders on June 28, 2001 (the “Plan”). The maximum number of Common Shares which can be issued under the Plan is 4,500,000 (representing 7.7% of the Corporation’s outstanding shares). As of the close of business on April 16 2007, the Corporation had issued an aggregate of 2,480,878 Common Shares pursuant to exercise of options granted under the Plan and there were issued and outstanding options to purchase an aggregate of 1,629,220 Common Shares (representing 2.8% of the Corporation’s outstanding shares) under the Plan. The Plan further provides: (a) the total number of shares which may be reserved for issuance to any one individual, together with all other outstanding stock options granted to such individual, shall not exceed 2% of the outstanding shares of the Corporation; (b) the maximum number of shares which may be reserved for issuance to insiders is 10% of the Corporation’s outstanding shares; (c) options are only granted to service providers; (d) the purchase price for the shares of the Corporation under each option is the closing price of the Corporation’s Common Shares on the trading date immediately prior to the option grant; (e) the term of the options shall not exceed 10 years; (f) each optionee shall be entitled to exercise his or her option in respect of the full number of optioned shares upon the occurrence of an acceleration event, which is generally a change of control or the liquidation of the Corporation; (g) optionees may exercise their vested options, within 90 days of ceasing to be a service provider or within one year in the event of death; (h) the options are non-assignable; and (i) the Board may amend the Plan subject to regulatory approval.

Long Term Incentive – Phantom Equity

Harry Winston Inc. has implemented a Phantom Stock Award Plan for certain key executives. The Phantom Stock Award is comprised of two parts, which are both payable in cash: 40% of the Award is a time vested portion which vests on each of the third, fourth, fifth and sixth anniversaries of the executive’s first day of active employment with Harry Winston, and 60% of the Award vests on the date of a change of control of Harry Winston or the date Aber acquires 100% of Harry Winston.  100% of the Award vests upon a change of control of Harry Winston or the Corporation.  Vested awards are generally paid out over a period of one year after vesting. The value of the Award for each executive is calculated as a percentage of return on investment, as defined in the agreements as the excess of the fair value of Harry Winston at the date of calculation, over the fair value of Harry Winston at April 2, 2004, adjusted for certain items as defined in the agreements. On September 29, 2006, Aber acquired 100% of Harry Winston, and as a result 60% of the Awards have vested. This vested portion is payable in two equal tranches, provided that the executive remains employed by Harry Winston at the time of payment: one half is payable six months after the Aber acquisition date and the balance is payable twelve months after the Aber acquisition date.  At January 31, 2007, the Corporation has recorded a liability of $7.2 million relating to the Phantom Stock Award Plan.

Benefits

Benefits are maintained at a level that is considered competitive with similar companies.

Chief Executive Officer Compensation

The Summary Compensation Table summarizes the compensation data for the Chief Executive Officer and other Named Executive Officers.

The Chief Executive Officer’s annual compensation is set by the Board and comprises the components described above.  The Chief Executive Officer’s target bonus opportunity is 100% of his base salary.

The individual performance of the Chief Executive Officer is measured against the goals, objectives and standards set annually between the Chief Executive Officer and the Human Resources and Compensation Committee.  The goals include both financial and non-financial dimensions, covering performance in the following areas: financial performance, marketing, operations, human resources management, technology and information infrastructure management, strategic planning and corporate governance.

No pension is currently payable to the Chief Executive Officer upon retirement.

Based on a review of the foregoing, and the relevant competitive factors, the Human Resources and Compensation Committee rates the performance of the Chief Executive Officer as part of his performance review and recommends to the Board of Directors his compensation based on his and the Corporation’s performance.

On behalf of the members of Human Resources and Compensation Committee:  John M. Willson (Chairman), Laurent E. Mommeja and Lyndon Lea.

Performance Graph

The following graph compares the yearly percentage change in the Corporation’s cumulative total shareholder return on its Common Shares with the cumulative total return of The S&P/TSX Composite Index (formerly the TSE 300 Composite Index). For this purpose, the yearly change in the Corporation’s cumulative total shareholder return is calculated by dividing the difference between the price for the Common Shares at the end and the beginning of the “measurement period” by the price for the Common Shares at the beginning of the measurement period.  “Measurement period” means the period beginning at the market close on the last trading day before the beginning of the Corporation’s fifth preceding fiscal year, through and including the end of the Corporation’s most recently completed fiscal year.

	2002	2003	2004	2005	2006	2007
Aber Diamond Corporation	$24.00	$29.10	$46.29	$40.72	$46.52	$45.35
Value of $100 Investment	$100.00	$121.25	$192.88	$169.67	$193.83	$188.96

S&P/TSX Composite	7,648.49	6,569.49	8,521.39	9,204.05	11,945.64	13,034.12
Value of $100 Investment	$100.00	$85.89	$111.41	$119.77	$156.17	$170.41

ADDITIONAL INFORMATION

Copies of the Management Information Circular, the Annual Report which contains the comparative audited financial statements of the Corporation, any interim financial statements subsequent to those statements contained in the Annual Report and Management’s Discussion and Analysis, and the Annual Information Form may be obtained from SEDAR at www.sedar.com or free of charge upon request from the Director, Investor Relations of the Corporation at P. O. Box 4569, Station “A”, Toronto, Ontario M5W 4T9, (416) 362-2237 or by viewing the Corporation’s web site.  Throughout this Management Proxy Circular, references to document and information available on the Corporation’s website can be found at www.aber.ca.

BOARD APPROVAL

The directors of the Corporation have approved the contents and sending of this Management Proxy Circular to the shareholders.

Lyle R. Hepburn
Corporate Secretary
April 16, 2007

SCHEDULE 1 - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board of Directors

(a)           The Board is currently comprised of seven directors. Four of the proposed directors are considered by the Board to be unrelated and independent directors within the meaning of Canadian and US securities laws and the NASDAQ Rules. A director is considered to be unrelated and independent by the Board if the Board determines that the director has no direct or indirect material relationship with the Corporation. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s judgment independent of management. The independent directors of the Corporation are Lars-Eric Johansson, Lyndon Lea, Laurent E. Mommeja and John M. Willson.

(b)           The Board has determined that the related and non-independent directors of the Corporation are: Robert A. Gannicott, the Chief Executive Officer of the Corporation; Thomas J. O’Neill, the President of the Corporation; and J. Roger B. Phillimore, because of his consulting arrangement with the Corporation.

(c)           A majority of the directors of the Corporation are independent as defined in Section 1.2(1) of NI58-101.

(d)           The Corporation has disclosed if a proposed director serves on the board of directors of any other reporting issuers on pages 8 and 9 of the Management Proxy Circular.

(e)           The Board has established a policy of having the independent directors hold meetings chaired by the Lead Director, independent of management and non-independent directors, at each regularly scheduled meeting and at certain special meetings. The Board held five meetings during the last completed fiscal year. At four of such meetings, the independent directors held private sessions.

(f)            The Chairman of the Corporation, Robert A. Gannicott, is a non-independent director. Lars-Eric Johansson, who is not a member of management and who is unrelated and independent, has been appointed Lead Director for the Corporation. One of his principal responsibilities is to oversee the Board processes so that it operates efficiently and effectively in carrying out its duties, and to act as a liaison between the Board and management. The Corporation has written guidelines for the Lead Director.  These guidelines are available on the Corporation’s website.

(g)           The attendance at Board and Committee meetings for each of the directors proposed for election can be found in this Management Proxy Circular on pages 10 and 11.

Board Mandate

The Board has the responsibility to manage, or supervise, the management of the business and affairs of the Corporation. The Board selects and appoints the Corporation’s Chief Executive Officer and, through him, other officers and senior management to whom the Board delegates certain of its power of management. The Board approves strategy, sets targets, performance standards and policies to guide management, monitors and advises management, sets their compensation and, if necessary, replaces them.

To assist the Board in the implementation of key policies, it delegates some of its responsibility to committees. As part of its duties, the Board reviews, through reports from the Corporate Governance Committee, and approves the structure, Charters and composition of its committees. It also receives and reviews regular and timely reports of the activities and findings of those committees. Directors receive minutes of all committee meetings.

The fundamental responsibility of the Board is to appoint a competent executive team and to oversee the management of the business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner via an appropriate system of corporate governance and internal control.  The Board has adopted specific Guidelines which are posted on the Corporation’s website.

Position Descriptions

The Corporation has written guidelines for the Chairman and Chief Executive Officer, and for the Chairs of the Committees. These guidelines are available on the Corporation’s website.

The Chief Executive Officer’s position description is reviewed by the Board on an on-going basis. Annual objectives for the Corporation and the Chief Executive Officer are developed jointly by the Board and the Chief Executive Officer. The attainment of these objectives is reviewed by the Board. The Chief Executive Officer is also responsible and accountable for pursuing the strategic goals which are considered and adopted by the Board at its annual strategy meetings.

Orientation and Continuing Education

(a)

New directors are provided with a comprehensive information package on the Corporation and its management, and are fully briefed by senior management on the corporate organization and key current issues. Visits to key operations are also arranged for new directors.

(b)

Ongoing training and development of directors consists of similar components, i.e., updated written corporate information, site visits and presentations by experts in numerous fields that are important to the Corporation’s interests. Individual directors may engage outside advisors, with the authorization of the Corporate Governance Committee.

Ethical Business Conduct

The Corporate Governance Committee is responsible for developing and reviewing, with recommendations to the Board where appropriate, the Corporation’s approach to all matters of corporate governance, and reporting thereon to the Board.  The Corporation has adopted a Code of Ethics and Business Conduct, a Policy on Corporate Disclosure, Confidentiality and Employee Trading, a Policy on Trading in Securities of the Corporation and a Whistleblower Protection Policy. All of these policies are available on the Corporation’s website, and will be provided to any Shareholder who requests them.  The Code of Ethics and Business Conduct of the Corporation, as amended has been filed on SEDAR at www.sedar.com.

The SEC and Multilateral Instrument 52-110 – “Audit Committees” require a Corporation to disclose if it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller.  The Corporation is in compliance. The Corporation has adopted a code of ethics entitled Code of Ethics and Business Conduct which is applicable to all directors, officers and employees of the Corporation and its subsidiaries. The Code of Ethics and Business Conduct provides a framework for directors, officers and employees on the conduct and ethical decision making integral to their work. Management of the Corporation is committed to fostering and maintaining a culture of high ethical standards and compliance, and ensuring a work environment that encourages employees to raise concerns to the attention of management and promptly addressing any employee compliance concerns.

The Code of Ethics and Business Conduct provides that management is responsible for monitoring compliance with the Code and for communicating the Code to employees. Employees are advised that they have a duty to report any known or suspected violation of the Code, including any violation of the laws, rules, regulations or policies that apply to the Corporation. Employees are to report such violations to their supervisor, the Corporate Secretary, or by following the procedures set out in the Corporation’s Whistleblower Protection Policy. It is ultimately the Board’s responsibility for monitoring compliance with the Code. The Board, through its Corporate Governance Committee, reviews the Code annually to ensure that it complies with legal requirements and is in alignment with best practices.

The Board has not granted any waiver of the Code of Ethics and Business Conduct. Accordingly, no material change report has been required or filed.

Individual directors are expected to indicate a material interest in any transaction or agreement that the Corporation is considering. Directors who have a material interest in a transaction or agreement would not be present for discussions on such transaction or agreement, and would not participate in any vote on the matter.

Nomination of Directors

The Corporate Governance Committee, composed entirely of unrelated and independent directors, considers all proposed nominees for the Board and recommends nominees to the Board. The Committee periodically assesses the skill sets of current directors and recommends desired background and qualifications for director nominees, taking into account the needs of the Board at the time. Breadth of perspective, experience and judgment are critical qualities of a director, and strongly influence the selection criteria for Board membership.  All directors serve, or have served, on a number of corporate boards, and bring a broad base of international experience and expertise to Board deliberations.

The Board assessment is done periodically, and consists of an interview and discussion by the Chairman of the Corporate Governance Committee with each director on an informal basis. The Committee addresses issues such as director representation in terms of expertise and experience, Board size, director succession planning, meeting quality and efficiency, director contribution and interaction, management effectiveness and the Board’s relationship with management. In addition, the Committee retained the services of Norman Anderson & Associates Ltd. to undertake a Board assessment in 2005.  In 2006, each director completed an evaluation form which contained questions concerning the effectiveness of the Board and its committees, operation of the Board, Board size, number of meetings held per annum, meeting quality and efficiency, director contribution and interaction, strategic planning opportunities, management effectiveness and the Board’s relationship with management.  The responses were reviewed by the Lead Director and presented to the Board.

The Board and the Corporate Governance Committee, with the Lead Director, monitor the size of the Board to ensure effective decision-making.  The Corporate Governance Committee also develops, reviews and monitors criteria for selecting directors by assessing their qualification, personal qualities, geographical representation, business background and diversified experience.  The directors have proposed seven nominees for the position of director in the upcoming year.

Compensation

Directors’ Compensation

The adequacy and form of director compensation is reviewed on an annual basis. In addition to directors’ responsibilities and time commitment, this review also takes into account director remuneration of peer companies. The Corporate Governance Committee recommends the directors’ compensation to the Board, for approval.

In 2004, the Corporation retained the services of Towers Perrin to assist the Corporate Governance Committee in arriving at recommendations for directors’ compensation. After considering the report provided by Towers Perrin, the Corporate Governance Committee recommended the directors’ compensation found on pages 9 and 10 of this Management Proxy Circular. The decisions made by the Corporate Governance Committee are the responsibility of the Corporate Governance Committee and may reflect factors and considerations other than the information and recommendations provided by Towers Perrin. In January, 2007, the Corporate Governance Committee reviewed the directors’ compensation and recommended that a 15% increase in director compensation was appropriate.  The Corporate Governance Committee recommended that meeting fees and annual cash remuneration would remain the same.  However, the annual and initial grant of DSUs to non-executive directors would each be increased by 500 DSUs.  Accordingly, effective February 1, 2007, non-executive directors will receive an initial grant of 2,500 DSUs when they are first appointed to the Board and an annual grant of 1,500 DSUs at the beginning of each fiscal year thereafter.

The Corporate Governance Committee is composed entirely of unrelated and independent directors. The Corporate Governance Committee’s responsibilities are set out in the Work Plan of the Committee.  A list of these responsibilities can be found on page 14 of the Management Proxy Circular (See “Report of the Corporate Governance Committee”). The Charter of the Corporate Governance Committee is available on the Corporation’s website.

Senior Officers’ Compensation

The Human Resources and Compensation Committee recommends the senior officers’ compensation to the Board, for approval.

The Corporation retained the services of Hewitt Associates LLC in 2004 and again during the fiscal year ended January 31, 2007 to compile corporate information and industry comparative data in order to prepare a foundation for ongoing management of executive compensation. A brief description of Hewitt Associates LLC’s retainer can be found on page 19 of this Management Proxy Circular.

The Human Resources and Compensation Committee is composed entirely of unrelated and independent directors. The Human Resources and Compensation Committee’s responsibilities are set out in the Work Plan of the Committee.  A list of these responsibilities can be found on page 13 of the Management Proxy Circular (See “Report of the Human Resources and Compensation Committee”). The Charter of the Human Resources and Compensation Committee is available on the Corporation’s website.

Board Committees

The Board has three Committees: Audit, Corporate Governance and Human Resources and Compensation. The Committees are composed entirely of independent directors. The roles and responsibilities of the Committees are set out in Charters which are available on the Corporation’s website. These Charters are reviewed annually to ensure that they comply with legal requirements and are in alignment with best practices. The responsibilities of the Committees are set out in Work Plans which are approved at the beginning of each year.

Assessments

Strategic planning is at the forefront of deliberations at meetings of the Board. Management is responsible for the development of overall corporate strategies. These strategies are under constant review by the Board and senior management.

The Board conducts an annual evaluation of the effectiveness of the Board and its Committees.

Throughout the year, the Board reviews management’s and the Corporation’s performance against approved business plans and policies. The Board also reviews and approves specific proposals for all major capital expenditures, checking for consistency with budgets and strategic plans, and deals with a large number of individual issues and situations requiring decision by the Corporation, such as acquisitions, investments and divestitures.

The Board ensures that an appropriate risk assessment process is in place to identify, assess and manage the principal risks of the Corporation’s business. Management reports regularly to the Board in relation to principal risks which potentially affect the Corporation’s business activities.

The Board regularly reviews management succession plans and, where necessary, initiates and supervises searches for replacement candidates. It also sets objectives for, and reviews the performance of, the senior officers of the Corporation and approves their appointments and compensation.

The Board ensures that mechanisms are in place to guide the organization in its activities. The Board reviews and approves a broad range of internal control and management systems covering, for example, expenditure approvals, financial controls, environment and health and safety matters. Such systems are designed to inform the Board of the integrity of the financial and other data of the Corporation, and are subject to audit reviews. Management is required to comply with legal and regulatory requirements with respect to all of the Corporation’s activities.

The Corporation has a sound governance structure in place at both management and Board levels, and a comprehensive system of internal controls relating to financial record reliability. These structures and systems are continually assessed, reviewed and enhanced in light of ongoing Canadian and U.S. regulatory developments affecting corporate governance, accountability and disclosure.